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                                                                              17
                          RPM, INC. AND SUBSIDIARIES
                          --------------------------
             CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
             ---------------------------------------------------
                PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                ---------------------------------------------
                                 (Unaudited)
                                                                      Exhibit XI
                   (In thousands, except per share amounts)          -----------



                                                        SIX  MONTHS ENDED NOVEMBER 30,
                                                        ------------------------------
                                                            1995            1994 *
                                                        ------------     -------------
Shares Outstanding
------------------
     For computation of primary earnings per
        common share
            Weighted average shares                           72,798          70,976
            Net issuable common share equivalents                459             398
                                                              ------          ------
              Total shares for primary earnings
                 per share                                    73,257          71,374

     For computation of fully-diluted earnings
        per common share
           Additional shares issuable assuming
              conversion of convertible securities             9,767           9,767

           Additional common shares equivalents;
              ending market value higher than
              average market value                                83               0
                                                              ------          ------

                 Total shares for fully-diluted
                    earnings per share                        83,107          81,141
                                                              ======          ======
Net Income
----------
     Net income applicable to common shares for
        primary earnings per share                           $35,436         $33,663
           Add  back interest net of tax on convertible
              securities assumed to be converted               2,459           2,335
                                                              ------          ------
     Net income applicable to common shares for
        fully-diluted earnings                               $37,895         $35,998
                                                             =======         =======
     Earnings Per Common Share and Common Share
        Equivalents                                          $.48            $.47
                                                             ----            ----
     Earnings Per Common Share Assuming Full
        Dilution                                             $.46            $.44
                                                             ----            ----

*  Share data has been restated to reflect  a 25% stock dividend paid December 8, 1995.



The accompanying notes to consolidated financial statements are an integral part of these statements